Exhibit 99.1

N E W S   R E L E A S E

Contacts:

Frank Nagle or Bob Ferri

Nagle & Ferri Investor Relations

(415) 575-1999

Genesis Microchip Reports Second

Quarter Fiscal 2004 Financial Results

SAN JOSE, Calif., October 28, 2003 – Genesis Microchip Inc. (Nasdaq: GNSS), a world leader in the development of display technologies for consumer and PC-display products, today announced its financial results for the second quarter of its fiscal year 2004, which ended September 30, 2003.

Financial highlights for the September 2003 quarter included:

•	Total revenues for the quarter were $48.2 million, up from $46.3 million in the September 2002 quarter and down sequentially from revenues of $53.9 million in June 2003;

•	Gross margins were 39.6% in the September 2003 quarter, compared to 34.8% in September 2002 and 42.9% in the June 2003 quarter;

•	Measured in accordance with generally accepted accounting principles, or GAAP, net loss for the quarter was $3.8 million, or $0.12 per share, compared to a net loss of $4.6 million, or $0.15 per share, in the September 2002 quarter and to net income of $1.4 million, or $0.04 per share, in the June 2003 quarter;

•	On a pro forma basis (1) the net loss for the quarter was $890,000 or $0.03 per share;

•	The net loss, both on a pro forma and GAAP basis, includes expenses of $5.0 million related to legal matters, including intellectual property and patent defense costs of $3.3 million and other legal and settlement costs of $1.7 million.

(1)	Pro forma net income differs from net income determined according to GAAP. A schedule reconciling these amounts is included in this news release. Differences between GAAP and pro forma results in the September 2003 quarter include certain non-cash operating costs, such as the amortization of acquired intangible assets and of deferred stock compensation expense, and related income tax adjustments.

“Our revenues and gross margins exceeded our initial expectations this past quarter,” said Genesis Microchip interim CEO Eric Erdman. “Our business continued to strengthen as demand for our products grew during the quarter, and our backlog at this time is tracking substantially above the levels of the past several quarters for both TV and monitor controllers. In particular, shipments of products into LCD TV applications increased by 60% sequentially in the September quarter, and we expect them to grow again by over 100% in the December quarter. We anticipate that our total unit IC shipments for TV and video applications will increase to about 1.8 million units in the December quarter, of which approximately 1.0 million units are expected to be for LCD TVs.

“We also expect demand for our products for use in higher end multimedia monitors to continue to grow as well. We believe we are well positioned to benefit from both trends as a result of our long-established customer and supplier relationships and our Faroudja® video technologies.”

Business Outlook

These statements are forward-looking, subject to risks and uncertainties, and actual results could differ materially. These statements do not include the potential impact of any investments outside the ordinary course of business or of merger or acquisition activities that may be concluded after September 30, 2003. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. The inclusion of any statement in this release does not constitute a suggestion by the company or any other person that the events or circumstances described in such statements are material. The company does not undertake to publicly update or revise these forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in this release will not be realized.

Continuing uncertainty surrounding global economic and political conditions makes it particularly difficult to predict product demand and other related matters. Overall the company anticipates pro forma (1) profitability in the December 2003 quarter based on the following expectations:

•	The company estimates that revenue in its fiscal quarter ending December 31, 2003 will increase from revenues in the September 2003 quarter, to between $51 and $54 million. Revenue is highly dependent on a number of factors including, but not limited to, the growth rate of the flat panel monitor, LCD TV and the company’s other markets, the rate of decline in product pricing, the company’s ability to maintain design wins with customers, timely new product introductions, supply of products from the company’s third party suppliers, the actions of competitors, availability of other components for flat panel monitors and LCD TVs, and general economic conditions.

•	The company expects overall gross profit margins in the fiscal quarter ending December 31, 2003 to be in the range of 36 to 38%. Gross profit margins may be higher or lower than expected due to many factors including, but not limited to, competitive pricing actions, changes in estimated product costs or manufacturing yields, revenue levels, and changes in estimated product mix.

•	The company expects total operating expenses on a GAAP basis will total approximately $22.2 to $23.1 million in the fiscal quarter ending December 31, 2003. This amount includes estimated legal and litigation costs of between $3.1 and $3.5 million and non-cash charges for the amortization of deferred stock compensation and acquired intangibles of approximately $3.6 million. The company expects that pro forma operating expenses will be lower than GAAP-based operating expenses because of the exclusion of charges for the amortization of deferred stock compensation and acquired intangibles from pro forma operating expenses.

•	The company expects a pro forma income tax rate of approximately 20% of pro forma net income before income taxes.

About Genesis

Genesis Microchip Inc. (Nasdaq: GNSS) is a leading provider of image processing systems enabling superior picture quality for a variety of consumer and PC-display products. Featuring Genesis Display Perfection™ technologies and Emmy-award winning Faroudja® video technology, Genesis system-on-a-

chip solutions are used worldwide by display manufacturers to produce visibly better images across a broad set of devices including flat panel displays, digital TVs, projectors and DVD players/recorders. The Genesis technology portfolio features analog and mixed signal System-on-a-chip design, DCDi® by Faroudja deinterlacing, TrueLife™ video enhancement and IntelliComb™ video decoding and includes over 135 patents. Founded in 1987, Genesis supports its leading brand-name customers with offices in the U.S., Canada, India, Taiwan, Korea, China and Japan.

For more information about Genesis Microchip Inc. or Genesis Display Perfection™ technologies, please visit www.genesis-microchip.com.

Note to Editors: Genesis Display Perfection, Faroudja, DCDi by Faroudja, TrueLife and IntelliComb are trademarks or registered trademarks of Genesis Microchip Inc. All other trademarks are the property of their respective owners.

Safe Harbor Statement

This press release contains forward-looking statements, including, without limitation, comments by Eric Erdman and forward-looking statements regarding the company’s financial performance in its fiscal year 2004 contained in the Business Outlook section, including anticipated pro forma earnings per share, revenues, gross margins, operating expenses and tax rate. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected.

The risks and uncertainties include those mentioned above, the growth rates of the flat panel monitor, LCD television, video, and digital television markets; the company’s ability to increase sales into these markets; the rate of decline in product pricing and competitive pricing pressure; the company’s ability to reduce product costs and operating expenses; the company’s ability to maintain design wins with customers and make timely new product introductions; supply of products from the company’s third party manufacturers; changes in estimated product costs, manufacturing yields or product mix; the company’s ability to manage inventory; costs and outcome of legal proceedings; availability of other components for flat panel monitors, digital TVs and LCD TVs; and general economic conditions. Other risk factors are listed in the company’s SEC reports, including but not limited to Genesis’s reports on Form 10-K/A for the fiscal year ended March 31, 2003 and Form 10-Q for the quarter ended June 30, 2003.

The forward-looking statements in this press release are the company’s targets, not predictions of actual performance. The company’s performance has deviated, often materially, from its targets as of the beginning of a quarter. Any statements by persons outside the company speculating on the progress of the quarter, or other aspects of the company’s business, will not be based on internal company information and should be assessed accordingly by investors.

Financial Statements attached:

•	Consolidated statements of operations

•	Pro forma consolidated statements of operations (2)

•	Pro forma financial reconciliation

•	Consolidated balance sheets

GENESIS MICROCHIP INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share amounts)

(unaudited)

	Three months ended		Six months ended
	September 30, 2003	September 30, 2002	September 30, 2003	September 30, 2002
Revenues	$48,163	$46,304	$102,050	$87,863
Cost of revenues	29,108	30,169	59,867	55,660

Gross profit	19,055	16,135	42,183	32,203

	39.6%	34.8%	41.3%	36.7%

Operating expenses:
Research and development	10,700	7,294	19,720	14,233
Selling, general and administrative	9,774	7,567	18,910	14,790
VM Labs operating and other restructuring costs	—	2,087	—	4,266
Amortization of acquired intangibles	2,654	2,654	5,308	5,319
Amortization of deferred stock-based compensation	1,004	2,157	1,840	3,942

Total operating expenses	24,132	21,759	45,778	42,550

Loss from operations	(5,077)	(5,624)	(3,595)	(10,347)

Interest income	301	444	472	832
Imputed interest on lease liability	—	(165)	—	(330)

Net interest income	301	$279	472	$502

Loss before income taxes	(4,776)	(5,345)	(3,123)	(9,845)
Recovery of income taxes	(938)	(754)	(678)	(1,217)

Net loss	$(3,838)	$(4,591)	$(2,445)	$(8,628)

Basic and diluted loss per share	(0.12)	(0.15)	(0.08)	(0.28)

Weighted average number of common shares outstanding:
Basic and diluted	31,723	31,238	31,507	31,365

GENESIS MICROCHIP INC.

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

(amounts in thousands, except per share amounts)

(unaudited)

	Three months ended
	September 30, 2003			September 30, 2002
	LCD Monitor	Other	Total	LCD Monitor	Other	Total
Revenues	$34,477	$13,686	$48,163	$37,267	$9,037	$46,304
Cost of revenues	23,136	5,972	29,108	25,521	4,313	29,834

Gross profit	11,341	7,714	19,055	11,746	4,724	16,470

	32.9%	56.4%	39.6%	31.5%	52.3%	35.6%

Operating expenses:
Research and development	6,414	4,286	10,700	3,144	4,150	7,294
Selling, general and administrative	6,052	3,722	9,774	4,926	2,641	7,567

	12,466	8,008	20,474	8,070	6,791	14,861

Income (loss) from operations	$(1,125)	$(294)	$(1,419)	$3,676	$(2,067)	$1,609

Interest income			301			444

Income (loss) before income taxes			$(1,118)			$2,053
Provision for (recovery of) income taxes			(228)			521

Net income (loss)			$(890)			$1,532

Earnings (loss) per share:
Basic			$(0.03)			$0.05
Diluted			$(0.03)			$0.05

Weighted average number of common shares outstanding:
Basic			31,723			31,238
Diluted			31,723			31,344

GENESIS MICROCHIP INC.

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

(amounts in thousands, except per share amounts)

(unaudited)

	Six months ended
	September 30, 2003			September 30, 2002
	LCD Monitor	Other	Total	LCD Monitor	Other	Total
Revenues	$76,783	$25,267	$102,050	$71,202	$16,661	$87,863
Cost of revenues	48,744	11,123	59,867	46,860	8,465	55,325

Gross profit	28,039	14,144	42,183	24,342	8,196	32,538

	36.5%	56.0%	41.3%	34.2%	49.2%	37.0%

Operating expenses:
Research and development	11,660	8,060	19,720	6,293	7,940	14,233
Selling, general and administrative	12,241	6,669	18,910	9,685	5,105	14,790

	23,901	14,729	38,630	15,978	13,045	29,023

Income (loss) from operations	$4,138	$(585)	$3,553	$8,364	$(4,849)	$3,515

Interest income			472			832

Income before income taxes			$4,025			$4,347
Provision for income taxes			801			1,094

Net income			$3,224			$3,253

Earnings per share:
Basic			$0.10			$0.10
Diluted			$0.10			$0.10

Weighted average number of common shares outstanding:
Basic			31,507			31,365
Diluted			33,013			32,060

GENESIS MICROCHIP INC.

PRO FORMA FINANCIAL RECONCILIATION

(amounts in thousands, except per share amounts)

(unaudited)

This press release includes pro forma operating results that are not in accordance with GAAP. A reconciliation of the presentation of historical pro forma results to GAAP is provided in the following table. As described in the tables, for the three months and six months ended September 30, 2002, pro forma net income excludes charges related to the amortization of acquired intangible assets and deferred stock-based compensation expense, severance costs, VM Labs operating costs, imputed interest on lease obligations and related income tax adjustments, and for the three months and six months ended September 30, 2003, pro forma net income excludes charges related to the amortization of acquired intangible assets and deferred stock-based compensation expense and related income tax adjustments. We use pro forma operating results to evaluate our operating performance and believe that assessment of pro forma performance enhances management’s and our investors’ ability to evaluate comparable historic operating results. Discussion of pro forma income tax rate in this press release is based on pro forma net income as described in the following table.

	Three months ended		Six months ended
	September 30, 2003	September 30, 2002	September 30, 2003	September 30, 2002
Loss from operations – GAAP	(5,077)	(5,624)	(3,595)	(10,347)
Pro forma adjustments:
Amortization of acquired intangibles	2,654	2,654	5,308	5,319
Amortization of deferred stock-based compensation	1,004	2,157	1,840	3,942
VM Labs inventory reserve	—	335	—	335
VM Labs operating and restructuring costs	—	2,087	—	4,266

Income (loss) from operations—pro forma	(1,419)	1,609	3,553	3,515
Net interest income – GAAP	301	279	472	502
Imputed interest on lease liability	—	165	—	330

Interest income – pro forma	301	444	472	832

Income (loss) before tax – pro forma	(1,118)	2,053	4,025	4,347

Recovery of income taxes – GAAP	(938)	(754)	(678)	(1,217)
Tax effect of pro forma adjustments	710	1,275	1,479	2,311

Provision for (recovery of) income taxes – pro forma	(228)	521	801	1,094

Net loss – GAAP	(3,838)	(4,591)	(2,445)	(8,628)

Net income (loss) – pro forma	(890)	1,532	3,224	3,253

Diluted earnings per share:
GAAP	(0.12)	(0.15)	(0.08)	(0.28)
Pro forma	(0.03)	0.05	0.10	0.10

GENESIS MICROCHIP INC.

CONSOLIDATED BALANCE SHEETS

(amounts in thousands of dollars)

(unaudited)

ASSETS
	September 30, 2003	March 31, 2003
Current assets:
Cash and short-term investments	$119,963	$113,138
Accounts receivable trade	23,981	25,587
Inventory	12,951	14,269
Other	4,979	5,697

Total current assets	161,874	158,691
Capital assets	11,623	12,770
Acquired intangibles	31,710	36,933
Goodwill	189,579	189,579
Deferred income taxes	1,282	—
Other	2,568	4,681

Total assets	$398,636	$402,654

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	4,926	8,640
Accrued liabilities	12,365	18,164
Income taxes payable	1,884	722
Loans payable	337	334

Total current liabilities	19,512	27,860
Long-term liabilities:
Deferred income taxes	—	961

Total liabilities	19,512	28,821

Stockholders’ equity:
Capital stock	388,313	382,618
Cumulative other comprehensive loss	(94)	(94)
Deferred stock-based compensation	(4,768)	(6,809)
Deficit	(4,327)	(1,882)

Total stockholders’ equity	379,124	373,833

Total liabilities and stockholders’ equity	$398,636	$402,654